Exhibit 99.1

FOR FURTHER INFORMATION
At the Company – (702) 784-7777:
Dan Lee – Chairman & CEO
Steve Capp – CFO
Carlos Ruisanchez – Strategic Planning & Development
Chris Plant or Lewis Fanger – Investor Relations
Pauline Yoshihashi – Media

PINNACLE ENTERTAINMENT ANNOUNCES PRICING OF
$450 MILLION IN AGGREGATE AMOUNT OF 8.625% SENIOR NOTES DUE 2017

LAS VEGAS, July 28, 2009 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today the pricing of $450 million aggregate principal amount of new 8.625% senior notes due 2017, which will be issued in a private placement. The notes will be issued at a price of 98.597% of par. The offering is scheduled to close on August 10, 2009, subject to closing conditions.

The Company intends to use a portion of the net proceeds from the offering to repurchase or redeem all of its existing 8.75% senior subordinated notes due 2013, of which $135 million in aggregate principal amount is outstanding, to repay approximately $206 million in revolving credit borrowings under its credit facility and to repurchase or redeem $75 million in aggregate principal amount of its existing 8.25% senior subordinated notes due 2012. The Company expects to redraw revolver borrowings to fund its development projects in the future. The Company also expects to use the remaining net proceeds from the offering for general corporate purposes, including funding its development projects.

The new senior notes will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior notes.